Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Meridian Waste Solutions, Inc. on Form S-3, of our report dated April 13, 2016 with respect to our audits of the consolidated financial statements of Meridian Waste Solutions, Inc. and Subsidiaries as of December 31, 2015 and December 31 2014, and for each of the two years then ended, which report is included in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ D’Arelli Pruzansky, PA

Certified Public Accountants

Coconut Creek, Florida

March 10, 2017